EXHIBIT 10.19

Date: February 18, 2003

To: Max Re Ltd.	From: Canadian Imperial Bank of Commerce

Attention: Keith S. Hynes	Contact: Tyler Ratcliffe

Phone Number: (441) 296-8800	Phone Number: 212-885-4413

Facsimile Number: (441) 296-8811	Facsimile Number: 212-885-4378

Re: Reference # NY OT00146

TOTAL RETURN SWAP CONFIRMATION

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Canadian Imperial Bank of Commerce (“CIBC”) and Max Re Ltd., (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Master Agreement

The definitions and provisions contained in the 2000 ISDA Definitions (the “Swap Definitions”) and in the 1996 ISDA Equity Derivatives Definitions (the “Equity Definitions,” and together with the Swap Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern. In the event of any inconsistency between either set of Definitions and this Confirmation, this Confirmation will govern.

1.	This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of February 18, 2003 as amended and supplemented from time to time (the “Agreement”), between CIBC and Counterparty. All provisions contained in the Agreement shall govern this Confirmation except as expressly modified below. The parties hereto each acknowledges that the interests acquired under this Transaction will not be registered under the Securities Act of 1933 (the “Act”) and are being sold in reliance upon the exemption for private placements pursuant to Section 4(2) of the Act.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

GENERAL TERMS:

Trade Date:	February 18, 2003

Effective Date:	February 18, 2003

Termination Date:	February 28, 2005, subject to adjustment in accordance with the Modified Following Business Day Convention.

Shares:	Common Stock of Max Re Diversified Strategies Ltd. (the “Fund”).

Calculation Agent:	CIBC

Settlement Currency:	USD

EQUITY AMOUNTS PAYABLE BY CIBC:

Equity Amount Payer:	CIBC

Number of Shares:	On the Effective Date, 127,549, subject to adjustment as provided below under Adjustments and Mandatory Redemptions.

Quarterly Valuation Date:	Each May 31, August 31, November 30, February 28 and the Termination Date.

Unit NAV:

The Fund’s total net assets, including without limitation investments, cash, accrued interest receivable and any other category of assets, less its liabilities including any obligations (whether present or future, contingent or otherwise, as principal or surety or otherwise) as calculated on a per share basis and reported by the Fund and by Bank of Bermuda (the “Custodian”) in accordance with U.S. GAAP. Provided, that on any Valuation Date, if the Fund has suspended reporting Unit NAV, then the Calculation Agent shall determine Unit NAV.

Maximum Notional Amount:	USD 160,000,000

Equity Value:

With respect to any Business Day other than a final Quarterly Valuation Date, the product of (a) Unit NAV and (b) the Number of Shares. On a final Quarterly Valuation Date, the Equity Value shall be the higher of (i) the highest bid price received by the Calculation Agent after soliciting bids from (A) at least three nationally recognized broker / dealers and, (B) at the Counterparty’s option, the Counterparty or (ii) the Redemption Amount (as defined below). For this purpose, if Shares submitted by CIBC for redemption are not redeemed by the Fund, the Calculation Agent shall determine the Unit NAV.

Capped Equity Value:	The lesser of the Maximum Notional Amount and the Equity Value.

Equity Notional Amount:

Initially, USD 150,000,000, subject to adjustment on each Quarterly Valuation Date and Mandatory Redemption Date so that the Equity Notional Amount equals the Capped Equity Value on such Quarterly Valuation Date and Mandatory Redemption Date subject to adjustment as provided below under Adjustments.

Appreciation Amount:

With respect to the first Quarterly Valuation Date, an amount equal to the Capped Equity Value minus the Equity Notional Amount and thereafter, except for a final Quarterly Valuation Date, an amount equal to the Capped Equity Value calculated on the relevant Quarterly Valuation Date minus the Capped Equity Value calculated on the immediately preceding Quarterly Valuation Date, as applicable. On a final

Quarterly Valuation Date, the Appreciation Amount will be an amount equal to the Equity Value calculated on such final Quarterly Valuation Date minus the Capped Equity Value calculated on the immediately preceding Quarterly Valuation Date.

Equity Payment Dates:

(i)     The sixth Business Day following each Quarterly Valuation Date, subject to adjustment in accordance with the Modified Following Business Day Convention; and

(ii)    In the case of a Mandatory Redemption Date and the Termination Date, each date on which CIBC receives a cash payment from the Fund in exchange for Shares purchased by CIBC under the Stock Purchase Agreement (the “Redemption Amount”).

Equity Payments:

On each Equity Payment Date CIBC will pay the Counterparty an amount equal to algebraic sum of (a) the amount of all dividends and similar cash distributions paid by the Fund on the Number of Shares during the period from the Effective Date or the preceding Equity Payment Date, as the case may be and (b) the Appreciation Amount, if such sum is positive. If such sum is negative then Counterparty shall pay CIBC the absolute value of such sum.

FLOATING AMOUNTS PAYABLE

BY COUNTERPARTY:

Floating Amount Payer:	Counterparty

Notional Amount:	The Equity Notional Amount

Payment Dates:	Each Equity Payment Date.

Floating Rate for the Initial Calculation Period:	1.39068%

Initial Calculation Period	From the Effective Date to and including the first Quarterly Valuation Date.

Floating Rate Option:	USD-LIBOR-BBA

Designated Maturity:	3 months, pro-rated where applicable

Spread:	0.90%

Floating Rate Day Count Fraction:	Actual/360

Reset Days:	Each Payment Date.

Business Days:	New York

ADJUSTMENTS	On the Effective Date and each Valuation Date, the Unit NAV shall be as reported by the Custodian on the last Business Day of the most recent month for which it has provided a Monthly Valuation Report as described in the Agreement. If such month is not the month immediately preceding the Effective Date or any Quarterly Valuation Date, on the date the Counterparty provides to CIBC the Monthly Valuation Report (i) in the case of the Monthly Valuation Report for the month immediately preceding the Effective Date, the Number of Shares shall be adjusted so that the Number of Shares times the Unit NAV as of the last Business Day of the month immediately preceding the Effective Date equals the initial Equity Notional Amount and (ii) in the case of the Monthly Valuation Report for the month corresponding to the Quarterly Valuation Date, CIBC or Counterparty, as appropriate, shall pay to the other that amount, after taking into account any payment made on the relevant Equity Payment Date, necessary to make such other party whole as a result of any adjustment made to the Unit NAV reported on the relevant Quarterly Valuation Date.

ADDITIONAL COUNTERPARTY PAYMENTS:

(A) By 1:00 p.m. on the first Business Day after receipt of written notice from CIBC, Counterparty will pay to CIBC an amount equal to all amounts which are required to be refunded to the Fund by CIBC, as the result of an adjustment after the Termination Date, to Unit NAV. If CIBC receives an additional payment after the Termination Date from the Fund as a result of an adjustment after the Termination Date, to Unit NAV, CIBC shall pay such amount to Counterparty on the first Business Day after receipt of such additional payment.

(B) By 1:00 p.m. on the first Business Day after receipt of written notice from CIBC, Counterparty will pay to CIBC an amount equal to the amount that the Fund or the Fund’s bankruptcy liquidators, trustee or any court having apparent jurisdiction over the Fund requires CIBC to pay or repay to the Fund, the Fund’s bankruptcy estate or any creditor of the Fund in respect of the Shares.

MANDATORY REDEMPTIONS:

In the event of a mandatory redemption by the Fund of all or part of the Shares on any Business Day (the “Mandatory Redemption Date”), then the Equity Notional Amount and the Number of Shares shall be adjusted accordingly on the relevant Equity Payment Date. Such Equity Payment Date is considered to be a Termination Date that is applicable to only the Redemption Amount.

3. ACCOUNT DETAILS:
Payments to CIBC:
Account for Payments:	Chase Manhattan Bank, New York
For the Account of:	Canadian Imperial Bank of Commerce
Account No.:	544-708-234
ABA No.:	021-000-021

Attention:	Financial Products

Payments to Counterparty:
Account for Payments:	ITEM 1. Federal Reserve Bank of Boston
For the Account of:	Max Re Ltd. (Gen-Re-NEAM)
Account No.:	MRLF 0020502
ABA No.:	011-001-234 BOS SAFE DEP
DDA No.:	162299

4. OFFICES:
(a) The Office of CIBC for the Transaction is Toronto.

(b) The Office of Counterparty for the Transaction is Hamilton, Bermuda.

5. BROKER/ARRANGER:	None.

6. This Confirmation may be executed in one or more counterparts, either in original or facsimile form, each of which shall constitute an original and all of which together shall constitute one and the same agreement. When executed by the parties through facsimile transmission, this Confirmation shall constitute the original agreement between the parties and the parties hereby adopt the signatures printed by the receiving facsimile machine as the original signatures of the parties.

7. COVENANTS:	The Calculation Agent hereby covenants that all determinations made by the Calculation Agent under this Confirmation will be made in good faith and in a commercially reasonable manner at all times.

8. OTHER PROVISIONS:
Optional Early Termination:

The Counterparty shall have the right, under Section 2.3 (b) (ii) of the Liquidity Agreement, to terminate the Transaction in whole, but not in part, on any Business Day, such Business Day shall be deemed the Termination Date.

After February 28, 2004, upon 30 days written notice to CIBC, the Counterparty shall have the right to terminate the Transaction in whole, but not in part, on any Business Day, such Business Day shall be deemed the Termination Date.

Governing Law:	The laws of the State of New York (without reference to the choice of law doctrine).

EXHIBIT 10.19

Entering into a derivative transaction involves certain risks. An identification of the principal risks is provided in the CIBC World Markets Risk Disclosure Statement, which has been delivered to you. If you have not received a copy, please let us know and one will be provided to you. You should always consider those risks in determining whether to enter into derivative transactions.

Except as if expressly agreed to by you or us in writing, neither of us has acted as advisor to the other with respect to the desirability or appropriateness of entering into the Transaction confirmed hereby or with respect to the other party’s risk management needs generally. This pertains not only to the financial and market risk management risks and consequences of the confirmed or any proposed Transaction, but also to any legal, regulatory, tax, accounting and credit issues generated by such transactions, which each party must evaluate for itself and in reliance on its own professional advisors.

The Transaction confirmed hereby might be one which includes one or more elements not found in more basic swap structures with which you should be familiar, such as single currency interest rate swaps. These elements, if present, could include leverage, one or more embedded options or one or more embedded forwards or some other structural elements which could significantly affect the Transaction’s price behavior As with any other financial market transaction, you should monitor the Transaction’s value frequently throughout its term to protect yourself as well as possible against unanticipated or undesired changes in its value and to insure its continued utility relative to your financial management needs and your appetite for the market, legal, regulatory, credit, tax and accounting risks that can attend the Transaction.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us or by sending to us a letter or telex substantially similar to this letter, which letter or telex sets forth the material terms of the Transaction to which this Confirmation relates and indicates your agreement to those terms.

Yours Sincerely,

CANADIAN IMPERIAL BANK OF COMMERCE

By:

Name: Gina S. Ghent

Title: Executive Director

Confirmed as of the date first above written:

MAX RE LTD.

By:

Name:

Title: